Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal 2022 Third Quarter Results
ORRVILLE, Ohio, March 1, 2022 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the third quarter ended January 31, 2022, of its 2022 fiscal year. Financial results for the third quarter of fiscal year 2022 reflect the divestitures of the Crisco® business on December 1, 2020, the Natural Balance® business on January 29, 2021, the private label dry pet food business on December 1, 2021, and the natural beverage and grains businesses on January 31, 2022. All comparisons are to the third quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales decreased $19.6 million, or 1 percent. Net sales excluding divestitures and foreign currency exchange increased 4 percent.
•Net income per diluted share was $0.64, a decrease of 72 percent, primarily due to a noncash intangible asset impairment charge within the U.S. Retail Pet Foods segment.
•Adjusted earnings per share was $2.33, a decrease of 5 percent.
•Cash from operations was $439.7 million, a decrease of 10 percent. Free cash flow was $322.4 million, compared to $416.6 million in the prior year.
•The Company updated its full-year fiscal 2022 financial outlook.
CHIEF EXECUTIVE OFFICER REMARKS
"Our strong third quarter results, including organic net sales growth of 4 percent, reflects the continued momentum of our business and underlying consumer demand for our iconic brands,” said Mark Smucker, President and Chief Executive Officer. “We delivered another quarter that exceeded expectations, reflecting our ability to execute on our strategy, while successfully navigating this challenging and dynamic environment. We continue to drive long-term growth by focusing on our key growth platforms of pet, coffee, and snacking, including the completion of two divestitures this quarter."

"Looking ahead, we are navigating a dynamic environment led by cost inflation and supply chain disruptions. We expect these pressures to continue in the fourth quarter. We are confident in our ability to work through these ongoing challenges, deliver on our fiscal year guidance, and support long-term shareholder value creation."

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended January 31,
	2022	2021	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,057.1	$2,076.7	(1)%

Operating income	$150.6	$406.2	(63)%
Adjusted operating income	377.9	403.9	(6)%

Net income per common share – assuming dilution	$0.64	$2.32	(72)%
Adjusted earnings per share – assuming dilution	2.33	2.45	(5)%

Weighted-average shares outstanding – assuming dilution	108.5	112.6	(4)%

Net Sales
Net sales decreased 1 percent. Excluding noncomparable net sales in the prior year of $100.7 million for the divested businesses, as well as $1.8 million of favorable foreign currency exchange, net sales increased $79.3 million, or 4 percent.
The increase in comparable net sales was due to higher net price realization for each of the Company's U.S. Retail segments and for International and Away From Home, partially offset by decreased contribution from volume/mix.
Operating Income
Gross profit decreased $126.3 million, or 16 percent, reflecting higher costs, primarily driven by increased commodity, ingredient, manufacturing, and packaging costs, decreased contribution from volume/mix, and the noncomparable impact of the Crisco®, Natural Balance®, and private label dry pet food divestitures, partially offset by increased pricing. Operating income decreased $255.6 million, or 63 percent, reflecting a $150.4 million impairment charge related to the Rachael Ray® Nutrish® brand and the decrease in gross profit, partially offset by a $35.7 million decrease in selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit decreased $63.3 million, or 8 percent, with the difference from generally accepted accounting principles ("GAAP") results being the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income decreased $26.0 million, or 6 percent, further reflecting the exclusion of the impairment charge, the net pre-tax gain on divestitures, amortization, and special project costs.
Interest Expense and Income Taxes
Net interest expense decreased $4.0 million, primarily as a result of reduced debt outstanding as compared to the prior year.
The effective income tax rate was 36.4 percent compared to 27.7 percent in the prior year, primarily due to an unfavorable one-time deferred state tax impact from an internal legal entity simplification to support multiple work locations. The adjusted effective income tax rate was 25.1 percent, compared to 23.1 percent in the prior year with the primary difference from the GAAP effective income tax rate being the exclusion of the noncash deferred state tax impact from the reorganization.

Cash Flow and Debt
Cash provided by operating activities was $439.7 million, compared to $486.3 million in the prior year, primarily reflecting higher accrued income taxes in the prior year as a result of the Crisco® and Natural Balance® divestitures, which were accrued in the third quarter but not paid until the fourth quarter of 2021. Additionally, a favorable impact of the decrease in cash required to fund working capital in fiscal 2022 was mostly offset by a decrease in net income adjusted for noncash items. Free cash flow was $322.4 million, compared to $416.6 million in the prior year, reflecting a $47.6 million increase in capital expenditures and the decrease in cash provided by operating activities. Net debt repayments in the quarter totaled $226.1 million.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2022 guidance as summarized below:

	Current	Previous
Net sales increase vs prior year	(1.5)% - (0.5)%	(1.0)% - 0.0%
Adjusted earnings per share	$8.35 - $8.65	$8.35 - $8.75
Free cash flow (in millions)	$700	$700
Capital expenditures (in millions)	$400	$400
Adjusted effective income tax rate	24.0%	24.0%
The pandemic and related implications, along with cost inflation and volatility in supply chains, continue to impact financial results and cause uncertainty and risk for the fiscal year 2022 outlook. Any manufacturing or supply chain disruption, inclusive of any labor shortages, whether related to illness, vaccine requirements, or other factors, as well as changes in consumer mobility and purchasing behavior, retailer inventory levels, and macroeconomic conditions could materially impact actual results. While the broader outlook remains uncertain, the Company continues to focus on managing the elements it can control, including taking the necessary steps to minimize the impact of cost inflation and any business or labor disruption. This guidance reflects performance expectations based on the Company's current understanding of the environment.
Net sales are expected to range from down 1.5 percent to 0.5 percent compared to the prior year, which incorporates an impact of $431.8 million related to the divested Crisco®, Natural Balance®, private label dry pet food, and natural beverage and grains businesses. On a comparable basis, net sales are expected to increase approximately 4.5 percent at the mid-point of the net sales guidance range, reflecting a deceleration in at-home consumption trends, more than offset by higher net pricing across multiple categories, continued double-digit net sales growth for the Smucker's® Uncrustables® brand, and a recovery in away from home channels.
Adjusted earnings per share is expected to range from $8.35 to $8.65, based on 108.3 million shares outstanding. The earnings guidance reflects the updated net sales outlook, adjusted gross profit margin of approximately 35.0 percent, and SD&A expenses down approximately 10 percent compared to the prior year. The adjusted effective income tax rate is expected to be 24.0 percent, and free cash flow is expected to be approximately $700 million, with capital expenditures of $400 million.

THIRD QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q3 Results	$696.6	$95.7	13.7%
Increase (decrease) vs prior year	(9)%	(29)%	-390bps
Net sales decreased $72.0 million. Excluding $66.2 million of noncomparable net sales in the prior year related to the divested Natural Balance® and private label dry pet food businesses, net sales decreased $5.8 million, or 1 percent. Volume/mix decreased net sales by 7 percentage points, primarily driven by declines for dog food, which was partially offset by 6 percentage points of higher net price realization across the portfolio.
Segment profit decreased $39.4 million, primarily reflecting higher commodity, manufacturing, and transportation costs and the decreased contribution from volume/mix, partially offset by the higher net pricing.
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q3 Results	$661.8	$213.4	32.2%
Increase (decrease) vs prior year	6%	1%	-150bps
Net sales increased $35.9 million. Net price realization increased net sales by 7 percentage points, primarily reflecting list price increases across the portfolio and trade spend reductions for roast and ground products. Volume/mix decreased net sales by 1 percentage point, driven by the Folgers'® brand, partially offset by growth for the Cafe Bustelo® brand.
Segment profit increased $2.7 million, primarily reflecting higher net pricing and lower marketing spend, partially offset by higher commodity costs and the decreased contribution from volume/mix.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q3 Results	$433.1	$99.5	23.0%
Increase (decrease) vs prior year	(3)%	(10)%	-180bps
Net sales decreased $14.5 million. Excluding $31.7 million of noncomparable net sales in the prior year related to the divested Crisco® business, net sales increased $17.2 million, or 4 percent. Higher net price realization contributed 7 percentage points of growth to net sales, primarily driven by Smucker's® Uncrustables® frozen sandwiches and Smucker's® fruit spreads. Volume/mix decreased net sales by 2 percentage points, driven by Jif® peanut butter and Smucker's® fruit spreads, partially offset by an increase for Smucker's® Uncrustables® frozen sandwiches.
Segment profit decreased $11.4 million, reflecting the noncomparable segment profit in the prior year related to the divested Crisco® business. Comparable segment profit growth from higher net pricing and lower marketing spend was mostly offset by higher ingredient, manufacturing, commodity, and packaging costs.

International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY22 Q3 Results	$265.6	$34.2	12.9%
Increase (decrease) vs prior year	13%	40%	250bps
Net sales increased $31.0 million. Excluding $2.8 million of noncomparable net sales in the prior year related to the divested Crisco® business and $1.8 million of favorable foreign currency exchange, net sales increased $32.0 million, or 14 percent. The comparable net sales increases for the Away from Home and International operating segments were 29 percent and 1 percent, respectively. Volume/mix for the combined businesses increased net sales by 10 percentage points, primarily driven by increases for portion control spreads and coffee products in the away from home channels. Net price realization contributed a 4 percentage point increase to net sales for the combined businesses.
Segment profit increased $9.7 million, primarily reflecting higher net pricing.
Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Standard Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2022 third quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Standard Time today, the Company will webcast a live question and answer session with Mark Smucker, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the impact of the COVID-19 pandemic on the Company's business, industry, suppliers, customers, consumers, employees, and communities; disruptions or inefficiencies in the Company's operations or supply chain, including any impact of the COVID-19 pandemic and labor shortages resulting from, among other things, the implementation of vaccination requirements; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's products or its competitors' products; the impact of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19); the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. At The J.M. Smucker Co., it is our privilege to be at the heart of this dynamic with a diverse portfolio that appeals to each generation of people and pets and is found in nearly 90 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif® and Milk-Bone® and new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer preferences and acting responsibly, we will continue growing our business and the positive impact we have on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin’® is a trademark of DD IP Holder LLC, and Rachael Ray® is a trademark of Ray Marks II LLC.

The Dunkin’® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores. This information does not pertain to products for sale in Dunkin’® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2022	2021	% Increase (Decrease)	2022	2021	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,057.1	$2,076.7	(1)%	$5,965.1	$6,082.5	(2)%
Cost of products sold	1,374.0	1,267.3	8%	3,931.1	3,679.5	7%
Gross Profit	683.1	809.4	(16)%	2,034.0	2,403.0	(15)%
Gross margin	33.2%	39.0%		34.1%	39.5%

Selling, distribution, and administrative expenses	336.0	371.7	(10)%	1,007.7	1,112.0	(9)%
Amortization	55.3	57.0	(3)%	166.1	176.1	(6)%
Other intangible assets impairment charge	150.4	—	n/a	150.4	—	n/a
Other special project costs	2.0	1.7	18%	5.1	1.7	n/m
Other operating expense (income) – net	(11.2)	(27.2)	(59)%	(17.1)	(34.9)	(51)%
Operating Income	150.6	406.2	(63)%	721.8	1,148.1	(37)%
Operating margin	7.3%	19.6%		12.1%	18.9%

Interest expense – net	(39.5)	(43.5)	(9)%	(122.9)	(134.7)	(9)%
Other income (expense) – net	(1.5)	(1.2)	25%	(15.3)	(34.8)	(56)%
Income Before Income Taxes	109.6	361.5	(70)%	583.6	978.6	(40)%
Income tax expense	39.9	100.0	(60)%	154.0	249.3	(38)%
Net Income	$69.7	$261.5	(73)%	$429.6	$729.3	(41)%

Net income per common share	$0.64	$2.32	(72)%	$3.96	$6.42	(38)%

Net income per common share – assuming dilution	$0.64	$2.32	(72)%	$3.96	$6.42	(38)%

Dividends declared per common share	$0.99	$0.90	10%	$2.97	$2.70	10%

Weighted-average shares outstanding	108.4	112.6	(4)%	108.4	113.6	(5)%

Weighted-average shares outstanding – assuming dilution	108.5	112.6	(4)%	108.4	113.6	(5)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	January 31, 2022	April 30, 2021
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$284.3	$334.3
Trade receivables – net	563.2	533.7
Inventories	1,042.1	959.9
Other current assets	98.6	113.8
Total Current Assets	1,988.2	1,941.7

Property, Plant, and Equipment – Net	1,995.5	2,001.5

Other Noncurrent Assets
Goodwill	6,017.8	6,023.6
Other intangible assets – net	5,710.0	6,041.2
Other noncurrent assets	254.9	276.2
Total Other Noncurrent Assets	11,982.7	12,341.0
Total Assets	$15,966.4	$16,284.2

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,006.8	$1,034.1
Current portion of long-term debt	—	1,152.9
Short-term borrowings	94.0	82.0
Other current liabilities	563.8	598.5
Total Current Liabilities	1,664.6	2,867.5

Noncurrent Liabilities
Long-term debt, less current portion	4,309.7	3,516.8
Other noncurrent liabilities	1,725.2	1,775.1
Total Noncurrent Liabilities	6,034.9	5,291.9

Total Shareholders’ Equity	8,266.9	8,124.8
Total Liabilities and Shareholders’ Equity	$15,966.4	$16,284.2

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2022	2021	2022	2021
	(Dollars in millions)
Operating Activities
Net income	$69.7	$261.5	$429.6	$729.3
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	59.9	53.5	178.9	161.7
Amortization	55.3	57.0	166.1	176.1
Other intangible assets impairment charge	150.4	—	150.4	—
Pension settlement loss (gain)	1.3	0.2	7.5	30.8
Share-based compensation expense	4.6	7.5	15.2	20.9
Gain on divestitures – net	(9.6)	(27.2)	(9.6)	(27.2)
Other noncash adjustments – net	5.8	4.3	12.3	11.6
Make-whole payments included in financing activities	—	—	7.0	—
Changes in assets and liabilities, net of effect from divestitures:
Trade receivables	94.9	(26.2)	(30.7)	(50.4)
Inventories	9.8	46.6	(131.0)	(50.9)
Other current assets	(15.7)	(7.6)	22.5	0.9
Accounts payable	(7.0)	35.2	(15.2)	142.7
Accrued liabilities	17.5	22.9	(35.8)	88.7
Income and other taxes	3.1	44.2	(14.9)	20.1
Other – net	(0.3)	14.4	(9.7)	19.7
Net Cash Provided by (Used for) Operating Activities	439.7	486.3	742.6	1,274.0

Investing Activities
Additions to property, plant, and equipment	(117.3)	(69.7)	(244.5)	(198.7)
Proceeds from divestitures – net	130.2	569.3	130.2	569.3
Other – net	(1.8)	20.4	(17.6)	48.5
Net Cash Provided by (Used for) Investing Activities	11.1	520.0	(131.9)	419.1

Financing Activities
Short-term borrowings (repayments) – net	(226.1)	(114.1)	11.7	(82.4)
Proceeds from long-term debt	—	—	797.6	—
Repayments of long-term debt, including make-whole payments	—	(200.0)	(1,157.0)	(700.0)
Capitalized debt issuance costs	(0.2)	—	(10.4)	—
Quarterly dividends paid	(107.0)	(102.4)	(311.1)	(304.8)
Purchase of treasury shares	(0.2)	(497.9)	(7.7)	(504.1)
Proceeds from stock option exercises	12.2	—	16.2	0.7
Other – net	(0.3)	(0.4)	0.3	—
Net Cash Provided by (Used for) Financing Activities	(321.6)	(914.8)	(660.4)	(1,590.6)
Effect of exchange rate changes on cash	(0.2)	4.4	(0.3)	7.9
Net increase (decrease) in cash and cash equivalents	129.0	95.9	(50.0)	110.4
Cash and cash equivalents at beginning of period	155.3	405.6	334.3	391.1
Cash and Cash Equivalents at End of Period	$284.3	$501.5	$284.3	$501.5

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended January 31,				Nine Months Ended January 31,
	2022	% of Net Sales	2021	% of Net Sales	2022	% of Net Sales	2021	% of Net Sales
	(Dollars in millions)
Net sales	$2,057.1		$2,076.7		$5,965.1		$6,082.5
Selling, distribution, and administrative expenses:
Marketing	110.4	5.4%	128.1	6.2%	330.3	5.5%	375.1	6.2%
Selling	54.9	2.7%	59.9	2.9%	171.0	2.9%	184.0	3.0%
Distribution	72.1	3.5%	67.2	3.2%	211.2	3.5%	207.4	3.4%
General and administrative	98.6	4.8%	116.5	5.6%	295.2	4.9%	345.5	5.7%
Total selling, distribution, and administrative expenses	$336.0	16.3%	$371.7	17.9%	$1,007.7	16.9%	$1,112.0	18.3%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2022	2021	2022	2021
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$696.6	$768.6	$2,046.2	$2,169.9
U.S. Retail Coffee	661.8	625.9	1,850.1	1,791.5
U.S. Retail Consumer Foods	433.1	447.6	1,309.9	1,415.9
International and Away From Home	265.6	234.6	758.9	705.2
Total net sales	$2,057.1	$2,076.7	$5,965.1	$6,082.5

Segment profit:
U.S. Retail Pet Foods	$95.7	$135.1	$275.2	$385.3
U.S. Retail Coffee	213.4	210.7	572.5	595.4
U.S. Retail Consumer Foods	99.5	110.9	329.2	377.7
International and Away From Home	34.2	24.5	107.5	94.9
Total segment profit	$442.8	$481.2	$1,284.4	$1,453.3
Amortization	(55.3)	(57.0)	(166.1)	(176.1)
Other intangible assets impairment charge	(150.4)	—	(150.4)	—
Gain on divestitures – net	9.6	27.2	9.6	27.2
Interest expense – net	(39.5)	(43.5)	(122.9)	(134.7)
Change in net cumulative unallocated derivative gains and losses	(22.4)	33.8	(37.9)	81.5
Cost of products sold – special project costs	(6.8)	—	(17.5)	—
Other special project costs	(2.0)	(1.7)	(5.1)	(1.7)
Corporate administrative expenses	(64.9)	(77.3)	(195.2)	(236.1)
Other income (expense) – net	(1.5)	(1.2)	(15.3)	(34.8)
Income before income taxes	$109.6	$361.5	$583.6	$978.6

Segment profit margin:
U.S. Retail Pet Foods	13.7%	17.6%	13.4%	17.8%
U.S. Retail Coffee	32.2%	33.7%	30.9%	33.2%
U.S. Retail Consumer Foods	23.0%	24.8%	25.1%	26.7%
International and Away From Home	12.9%	10.4%	14.2%	13.5%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities (“change in net cumulative unallocated derivative gains and losses”); and other one-time items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the one-time deferred state tax impact of the internal legal entity simplification during the third quarter of 2022, can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2022 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,				Nine Months Ended January 31,
	2022	2021	Increase (Decrease)	%	2022	2021	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,057.1	$2,076.7	($19.6)	(1)%	$5,965.1	$6,082.5	($117.4)	(2)%
Crisco® divestiture	—	(34.5)	34.5	2	—	(198.9)	198.9	3
Natural Balance® divestiture	—	(49.9)	49.9	2	—	(156.7)	156.7	3
Private label dry pet food divestiture	—	(16.3)	16.3	1	—	(16.3)	16.3	—
Foreign currency exchange	(1.8)	—	(1.8)	—	(17.8)	—	(17.8)	—
Net sales excluding divestitures and foreign currency exchange	$2,055.3	$1,976.0	$79.3	4%	$5,947.3	$5,710.6	$236.7	4%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2022	2021	2022	2021
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$683.1	$809.4	$2,034.0	$2,403.0
Change in net cumulative unallocated derivative gains and losses	22.4	(33.8)	37.9	(81.5)
Cost of products sold – special project costs	6.8	—	17.5	—
Adjusted gross profit	$712.3	$775.6	$2,089.4	$2,321.5
% of net sales	34.6%	37.3%	35.0%	38.2%

Operating income reconciliation:
Operating income	$150.6	$406.2	$721.8	$1,148.1
Amortization	55.3	57.0	166.1	176.1
Other intangible assets impairment charge	150.4	—	150.4	—
Gain on divestitures – net	(9.6)	(27.2)	(9.6)	(27.2)
Change in net cumulative unallocated derivative gains and losses	22.4	(33.8)	37.9	(81.5)
Cost of products sold – special project costs	6.8	—	17.5	—
Other special project costs	2.0	1.7	5.1	1.7
Adjusted operating income	$377.9	$403.9	$1,089.2	$1,217.2
% of net sales	18.4%	19.4%	18.3%	20.0%

Net income reconciliation:
Net income	$69.7	$261.5	$429.6	$729.3
Income tax expense	39.9	100.0	154.0	249.3
Amortization	55.3	57.0	166.1	176.1
Other intangible assets impairment charge	150.4	—	150.4	—
Gain on divestitures – net	(9.6)	(27.2)	(9.6)	(27.2)
Change in net cumulative unallocated derivative gains and losses	22.4	(33.8)	37.9	(81.5)
Cost of products sold – special project costs	6.8	—	17.5	—
Other special project costs	2.0	1.7	5.1	1.7
Other one-time items:
Pension plan termination settlement charge (A)	—	—	—	27.9
Adjusted income before income taxes	$336.9	$359.2	$951.0	$1,075.6
Income taxes, as adjusted	84.4	82.9	228.9	256.1
Adjusted income	$252.5	$276.3	$722.1	$819.5
Weighted-average common shares outstanding	108.1	112.1	108.1	113.1
Weighted-average participating shares outstanding	0.3	0.5	0.3	0.5
Total weighted-average shares outstanding	108.4	112.6	108.4	113.6
Dilutive effect of stock options	0.1	—	—	—
Total weighted-average shares outstanding – assuming dilution	108.5	112.6	108.4	113.6
Adjusted earnings per share – assuming dilution	$2.33	$2.45	$6.66	$7.21

(A) Represents the nonrecurring pre-tax settlement charge related to the purchase of a group annuity contract to transfer the obligations of the Company's Canadian defined benefit pension plan to an insurance company.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2022	2021	2022	2021
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$69.7	$261.5	$429.6	$729.3
Income tax expense	39.9	100.0	154.0	249.3
Interest expense – net	39.5	43.5	122.9	134.7
Depreciation	59.9	53.5	178.9	161.7
Amortization	55.3	57.0	166.1	176.1
Other intangible assets impairment charge	150.4	—	150.4	—
EBITDA (as adjusted)	$414.7	$515.5	$1,201.9	$1,451.1
% of net sales	20.2%	24.8%	20.1%	23.9%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$439.7	$486.3	$742.6	$1,274.0
Additions to property, plant, and equipment	(117.3)	(69.7)	(244.5)	(198.7)
Free cash flow	$322.4	$416.6	$498.1	$1,075.3

The following tables provide a reconciliation of the Company's fiscal 2022 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2022
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$5.14	$5.44
Change in net cumulative unallocated derivative gains and losses (A)	0.36	0.36
Amortization	1.54	1.54
Other intangible assets impairment charge	1.03	1.03
Special project costs	0.18	0.18
Gain on divestitures – net	(0.07)	(0.07)
Adjusted effective income tax rate impact	0.17	0.17
Adjusted earnings per share	$8.35	$8.65

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of January 31, 2022, adjusted for the gains and losses expected to be allocated to non-GAAP results for the year ended April 30, 2022.

	Year Ending April 30, 2022
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,100
Additions to property, plant, and equipment	(400)
Free cash flow	$700